UNITED STATES OF AMERICA Before the SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934 RELEASE NO. 57533 / March 20, 2008

SEC SUSPENDS TRADING IN THE SECURITIES OF NEOTACTIX CORPORATION, GRAYSTONE PARK ENTERPRISES, INC. AND YOUNGER AMERICA, INC.

As part of its Anti-Spam Initiative, the Securities and Exchange Commission ("Commission" or "SEC") today announced the temporary suspension, pursuant to Section 12(k) of the Securities Exchange Act of 1934 (the "Exchange Act"), of trading in the securities of the following issuers, commencing at 9:30 a.m. EDT on March 20, 2008, and terminating at 11:59 p.m. EDT on April 3, 2008:

NeoTactix Corporation (NTCX)
Graystone Park Enterprises, Inc. (GPKE)
Younger America, Inc. (YNGR)

The Commission ordered these trading suspensions because of questions that have arisen regarding the adequacy and accuracy of publicly disseminated information concerning among other things: (1) the companies’ current financial condition, (2) the companies’ management, (3) the companies’ business operations, and/or (4) stock promoting activity.

The Commission cautions brokers, dealers, shareholders, and prospective purchasers that they should carefully consider the foregoing information along with all other currently available information and any information subsequently issued by the companies.

Further, brokers and dealers should be alert to the fact that, pursuant to Rule 15c2-11 under the Exchange Act, at the termination of the trading suspension, no quotation may be entered unless and until they have strictly complied with all of the provisions of the rule. If any broker or dealer has any questions as to whether or not it has complied with the rule, it should not enter any quotation but immediately contact the staff in the Division of Trading and Markets, Office of Interpretation and Guidance, at (202) 551-5760. If any broker or dealer is uncertain as to what is required by Rule 15c2-11, it should refrain from entering quotations relating to the securities of the companies listed above until such time as it has familiarized itself with the rule and is certain that all of its provisions have been met. If any broker or dealer enters any quotation that is in violation of the rule, the Commission will consider the need for prompt enforcement action.

The SEC’s Office of Investor Education and Assistance has information for investors and members of the general public on topics directly related to this action by the SEC. See http://www.sec.gov/investor/35tradingsuspensions.htm for a compilation of helpful links.

Any broker or dealer or other person with information relating to this matter is invited to e-mail the Securities and Exchange Commission at 35suspensions@sec.gov.